                                                                   Exhibit 10.11

                                                              July 10, 2001


Mr. Harry Wallaesa
1851 Horshoe Trail
Chester Springs, PA   19425


Dear Mr. Wallaesa:

         Safeguard Scientifics, Inc. ("Safeguard") considers it essential to the best interests of its stockholders to attract and foster the continuous employment of key management personnel of Safeguard.

         To further such interests, Safeguard will provide you the benefits set forth in this letter in the event your employment with Safeguard is involuntarily terminated without cause or you terminate your employment with Safeguard for good reason within 12 months from the hire date of a new Chief Executive Officer. Such benefits will be provided in accordance with the terms and conditions of this letter.

         Subject to the terms and conditions of this letter, in the event Safeguard involuntarily terminates your employment without cause, or you terminate your employment with good reason, within 12 months from the hire date of a new Chief Executive Officer, Safeguard will provide you the following benefits which shall be the only severance benefits or other payments in respect of your employment with Safeguard to which you shall be entitled. Without limiting the generality of the foregoing, these benefits are in respect of all salary, accrued vacation and other rights which you may have against Safeguard or its affiliates.

     - You will receive a lump sum payment equal to 24-months' base salary (at the annual rate of at least $400,000) plus annual base bonus (calculated at 90 percent of base salary); in other words, you will receive a lump sum payment equal to 2.0 multiplied by your annual salary multiplied by 1.9 (your annual salary multiplied by 3.80).

     - You will receive a lump sum payment equal to 4 weeks of accrued vacation.

     - You will become vested in all stock options granted to you and may exercise those stock options during the 36-month period following your termination of employment (unless any of the options would by their terms expire sooner, in which case you may exercise such options at any time before their expiration)

     - You will receive benefits under the various LTIP's in accordance with the terms and conditions of such plans with vesting thereunder ceasing on the date of termination of employment.

     - In the event Safeguard involuntarily terminates your employment without cause, or you terminate your employment with good reason, before January 15, 2002, you will receive, in addition to all other amounts described herein, a lump sum payment of $500,000 in lieu of the retention bonus of such amount to which you would be entitled pursuant to the actions of the Compensation Committee in November 2000 if your employment continued through January 15, 2002

     - You will receive up to 24-month's continued coverage under Safeguard's medical and health plans and life insurance plans; coverage will end if you obtain coverage from a subsequent employer. You should consult with Safeguard's Manager of Human Resources concerning the process for assuming ownership of and continued premium payments for any whole life policy at the end of such 24 month period

     - You will receive up to $25,000 for outplacement services or office space which you secure

     - You will be reimbursed promptly for all your reasonable and necessary business expenses incurred on behalf of Safeguard prior to your termination date and you will be paid promptly for your accrued vacation at termination of employment at your base salary

     - Assuming you have complied with the terms of the Release, on January 15, 2003 Safeguard will forgive the following indebtedness of you to Safeguard (including all accrued interest), provided you transfer to Safeguard, free and clear of all liens, the 20,000 shares of common stock of eMerge Interactive, Inc. currently held by Safeguard as collateral for the loan (valued at the greater of $2.00 per share or the market price on the date of transfer)

          LTIP loan           Balance At 8/15/2001     Daily Interest Accrual
           eMerge                 $107,250.56                  $16.97

         All compensation and benefits described above will be contingent on your execution of a release of all claims against Safeguard substantially in the form attached to this letter.

         Safeguard will pay you the lump sum payments described above within five business days of the date on which the release you execute becomes effective. (Safeguard will prepare the final release (which will be substantially in the form attached as Exhibit A to this letter) within five business days of your termination of employment. You will have 21 days in which to consider the release although you may execute it sooner. Please note that the release has a recission period of seven days.) All other payments will be made to you within five business days of the date on which they become due or, in the case of payments payable on notice from you, within five business days of such notice.

         Safeguard will pay interest on late payments at the prime rate at Safeguard's agent bank plus 2 percent compounded monthly. In addition, Safeguard will pay all reasonable costs and expenses (including reasonable attorney's fees and all costs of arbitration) incurred by you to enforce this agreement or any obligation hereunder. Safeguard will pay up to $10,000 of your reasonable legal counsel fees incurred in connection with the preparation and execution of this letter.

         In this letter, the term "cause" means, after the date hereof, (a) your failure to adhere to any written Safeguard policy if you have been given a reasonable opportunity to comply with such policy or cure your failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (b) your appropriation (or attempted appropriation) of a material business opportunity of Safeguard, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Safeguard which has not been duly approved by the Board of Directors, Executive Committee of the Board or the Senior Management Committee of Safeguard; (c) your misappropriation (or attempted misappropriation) of any of Safeguard's funds or property; or (d) your conviction of, indictment for (or its procedural equivalent), or your entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

         In this letter, the term "good reason" means (a) your assignment (without your consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than your current position, responsibilities, or duties; (b) the relocation of Safeguard's principal executive offices to a location which is more 30 miles outside of center city Philadelphia; (c) your assignment (without your consent) to be based anywhere other than Safeguard's principal executive offices; or (d) the appointment by the Board of Directors of Safeguard of a Chief Executive Officer other than Vincent G. Bell, Jr..

         The agreement will inure to the benefit of your personal representatives, executors, and heirs. In the event you die while any amount payable under this agreement remains unpaid, all such amounts will be paid in accordance with the terms and conditions of this letter.

         No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chief Executive Officer of Safeguard or another duly authorized officer of Safeguard.

         You will not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise.

         You acknowledge that the arrangements described in this letter will be the only obligations of Safeguard or its affiliates in connection with any determination by Safeguard to terminate your employment with Safeguard. This letter does not terminate, alter, or affect your rights under any plan or program of Safeguard in which you may participate, except as explicitly set forth herein. Your participation in such plans or programs will be governed by the terms of such plans and programs.

         This agreement will be construed and enforced in accordance with the law of the Commonwealth of Pennsylvania without regard to the conflicts of laws rules of any state.

         Any controversy or claim arising out of or relating to this agreement, or the breach thereof, will be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

         The obligations of Safeguard set forth in this letter are absolute and unconditional and will not be subject to any right of set-off, counterclaim, recoupment, defense, or other right which Safeguard may have against you, subject to, in the event of your termination of employment, your execution of the relevant release of claims against Safeguard in the form attached to this letter.

         Safeguard may withhold applicable taxes and other legally required deductions from all payments to be made hereunder.

         Safeguard's obligations to make payments under this letter are unfunded and unsecured and will be paid out of the general assets of Safeguard.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement on this subject.

                                         Sincerely,


                                         /s/ N. Jeffrey Klauder
                                         ------------------------------------
                                         Safeguard Scientifics, Inc.
                                         By:  N. Jeffrey Klauder
                                         Title: Executive Vice President
                                         and General Counsel


I agree to the terms and conditions of this letter


/s/ Harry Wallaesa
-------------------------------
Harry Wallaesa